UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 16, 2015

SYMBID CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-177500	45-2859440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Marconistraat 16 3029 AK Rotterdam, The Netherlands	N/A
(Address of principal executive offices)	(Zip Code)

+ 31 (0) 041 34 601
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 1, 2015 we entered into an  Employment Services Agreement (the “Employment Agreement”) for an indefinite period with Dick Kooij pursuant to which Mr. Kooij was appointed as our Senior Financial Manager. Effective November 16, 2015, Maarten van der Sanden resigned as our Chief Financial Officer and Treasurer and Mr. Kooij was appointed to the vacated Chief Financial Officer and Treasurer positions. In connection therewith, we entered into Amendment No. 1 to the Employment Agreement.

The Employment Agreement provides for Mr. Kooij to receive an annual base salary of €57,500 (US $63,300 per year based on the Exchange Rate as of November 1, 2015). This amount is exclusive of an 8% holiday allowance. Mr. Kooij will also receive restricted stock units valued at 10% of his annual base salary which will vest following one year of service and a guaranteed performance based bonus for 2016 in the form of restricted stock units valued at not less than his annual base salary. Mr. Kooij is also eligible to earn other bonuses at such times and in such amounts as may be determined by our Board of Directors. Our Board of Directors may determine that some or all of such other bonuses shall be based upon the achievement of operational, financial or other milestones.

Mr. Kooij is entitled to 3 months of his base annual salary and a pro rata portion of milestone based bonus payments, if any, which would have been payable to Mr. Kooij during the employment period year of termination had Mr. Kooij remained employed by us, in the event he is terminated “without cause” (as defined in the Employment Agreement) or resigns “for good reason” (as defined in the Employment Agreement). Additionally, the Employment Agreement contains confidentiality and proprietary rights provisions pursuant to which Mr. Kooij has agreed to maintain as confidential any of our trade secrets or confidential information and agreed that his work product during the employment period will be considered “work for hire” under applicable copyright and related laws and our sole and exclusive property. He has also agreed (i) not to solicit any of our employees, independent contractors or consultants during the employment period and for a period of one year after the termination of the Employment Agreement; and (ii) not to compete with us during the employment period and, unless he is terminated “without cause” during the three month period after the termination of the Employment Agreement.

Dick Kooij has an extensive background in corporate finance, securities and accounting spanning more than 40 years. Since January 2013 he has worked  as an independent  business consultant and interim manager . From January 2015 to the present he has also served as a nonexecutive board member  for Hoogheemraadschap Rijnland, a water management governmental organization in The Netherlands. From February 2009 until January 2013 Mr. Kooij worked in Amsterdam as the managing director and CFO for Nyenburgh Holding BV, a proprietary securities trading firm. From August 2004 until February 2009 he was a consultant and director in Wassenaar for Quomodo Solutions B.V, a firm which provided financial services to the capital market industry. From November 1997 until August 2004 he served as a director in Amsterdam for Binck Bank NV and its predecessor Amsterdam Option Traders BV where he handled financial and management accounting matters. From June 1991 until November 1997 he served in Amsterdam as a director and the global head of risk management capital markets for Pierson/Mees Pierson/Fortis. From May 1988 until June 1991 he served as deputy general manager for F. van Lanschot Bankiers NV in den Bosch and from January 1986 until May 1988 as a vice president for OCA Clearing BV, a subsidiary of Rabobank Nederland in Utrecht. From April 1980 until January 1986 he served as a senior compliance officer for the European Options  Exchange/Euronext in Amsterdam and from November 1974 until April 1980 as a controller for KPMG in The Hague. Mr. Kooij received a Master of Science of Business Administration from Erasmus University/Rotterdam School of Management.

Effective November 16, 2015, Robin Slakhorst resigned as our Secretary and Maarten van der Sanden was appointed to the vacated Secretary position. Effective November 16, 2015 we appointed Robin Slakhorst as our Vice President. Mr. Slakhorst continues to also serve as our Chief Commercial Officer and Mr. van der Sanden, in addition to his new position as Secretary, continues to serve as our Chief Operating Officer.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibits filed as part of this Current Report are as follows:

Exhibit No.	Description

10.1	Employment Services Agreement dated as of November 1, 2015 between the Registrant and Dick Kooij

10.2	Amendment No. 1 dated as of November 16, 2015 to Employment Services Agreement dated as of November 1, 2015 between the Registrant and Dick Kooij

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMBID CORP.

Date: November 19, 2015	By:	/s/ Korstiaan Zandvliet
Name: Korstiaan Zandvliet
Title: President